Exhibit 10.1

2012 DIRECTORS ANNUAL COMPENSATION PROGRAM

AXIS Capital Holdings Limited (the “Company”) has established the 2012 Directors Annual Compensation Program (the “Program”) to compensate the directors of the Company for their service to the Board of Directors (the “Board”) and its committees. The terms of the Program are as set forth herein.

1. Eligibility. Any member of the Board who is not an employee of the Company or any of its subsidiaries shall be entitled to the compensation specified herein and shall be a “Participant” in the Program from and after January 1, 2012 or, if later, the date on which such person becomes a member of the Board and is otherwise eligible to participate in the Program. Members of the Board who become Participants after January 1 of any year shall be entitled to a pro rated portion of any cash compensation and shall not be entitled to any equity compensation (or cash compensation in lieu thereof) until January 1 of the next year.

2. Cash Compensation. Each Participant shall be entitled to a cash amount determined annually by the Board, in consultation with the Compensation Committee of the Board (the “Committee”), and as set forth on Attachment A hereto, consisting of an annual retainer and a meeting fee based on the number of committee meetings held during the fiscal year, the number of presentations by the Company at which members of the Board are requested to attend and whether the Participant serves as a chairman of a committee or as the lead independent director. Participants may elect to receive common shares of the Company in lieu of the cash compensation that would otherwise be payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective. Any common shares issued to Participants pursuant to such election will be issued under the 2007 Long-Term Equity Compensation Plan (the “2007 Plan”) or any similar plan subsequently adopted by the Board.

3. Equity Compensation. Each Participant shall be entitled to an annual equity award under the 2007 Plan, as set forth on Attachment A hereto. The amount of shares of common stock awarded shall be determined using the fair market value of the common shares of the Company on the tenth business day after January 1 of each year. Subject to the prior approval of the Committee, Participants may elect to receive cash compensation in lieu of the equity compensation that would otherwise be payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective. All equity awards shall be made effective as of the tenth business day after January 1 of each year.

4. Payment. Participants shall receive a lump sum payment of the annual retainer for any fiscal year prior to January 31 of that fiscal year (or, in the case of any person who becomes a Participant after January 31 of a fiscal year, as soon as practicable after the date on which such person becomes a participant, pro rated as provided in paragraph 1) and a lump sum payment of the meeting fees, committee chair fees and presiding director fee for any fiscal year prior to January 31 of the next fiscal year or, if earlier, within 60 days after retiring or resigning from the Board.

5. Deferral. The ability to defer compensation for services rendered terminated as of January 1, 2009. Amounts deferred prior to that date must be included as income as of the date the deferred amount is distributed or, if no distribution has occurred, as of the later of (a) the last taxable year beginning before 2018 or (b) the first taxable year the amounts are no longer subject to a substantial risk of forfeiture.

6. Interpretation of Program. The Committee shall have the authority to administer and to interpret the Program. Any such determinations or interpretations made by the Committee shall be binding on all persons.

7. Governing Law. The Program shall be governed by the laws of Bermuda.

8. Successors. All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

9. Amendment and Termination. This Program may be amended or terminated at any time by the Board; provided, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant’s existing awards under the Program.

ATTACHMENT A

AXIS CAPITAL HOLDINGS LIMITED

NON-EMPLOYEE DIRECTOR COMPENSATION

(effective as of January 1, 2011)

Cash Compensation

1)	Annual retainer for all non-employee directors of $100,000

2)	Committee Chairs receive the following additional annual cash payments:

Committee Chair	Annual Payments
Corporate Governance and Nominating Committee	$7,500
Risk Committee	$10,000
Finance Committee	$10,000
Compensation Committee	$10,000
Audit Committee	$30,000

3)	The lead (presiding) director of meetings of non-management directors receives an additional annual cash payment of $15,000.

4)	Fees for attendance at meetings as follows:

Type of Meeting	Attendance Fee
Committee meetings	$1,500

Equity Compensation

Each non-employee director is entitled to an annual grant of common stock, valued at $100,000 based on the fair market value of the common shares on the tenth business day after January 1.

Compensation Elections

Prior to each calendar year, each non-employee director can elect to receive common shares in lieu of their cash compensation or cash in lieu of their equity compensation otherwise payable to the director in that calendar year.

Deferred Compensation Plan

1)

Effective January 1, 2009, AXIS discontinued Director participation in the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan. Prior to January 1, 2009, the plan allowed participating

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directors to elect (1) the amount of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage) and (2) the form in which payment is to be made (lump sum or three annual installments) following termination of service as a director. All deferred amounts are 100% vested.

2)	Directors who chose to defer fees otherwise payable in shares were credited a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the stock, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units.

3)	Directors who chose to defer fees otherwise payable in cash were credited with interest on their cash deferral, compounded annually, at a rate of 1% above the 12-month LIBOR rate for deposits of U.S. dollars reported on the first business day of the year.

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